UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

FUSHI COPPERWELD, INC.

(Exact name of registrant as specified in charter)

Nevada	001-33669	13-3140715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2 Beijing, PRC 100027	116100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (011)-86-10-8447-8280

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

This Form 8-K is being filed in connection with certain litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 28, 2012, by and among Fushi Copperweld, Inc., a Nevada corporation (the “Company”), Green Dynasty Holdings Limited, a Cayman Islands exempted company (“Holdco”), Green Dynasty Limited, a Cayman Islands exempted company wholly owned by Holdco (“Parent”) and Green Dynasty Acquisition, Inc., a Nevada corporation wholly owned by Parent (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company. Holdco, Parent and Merger Sub are entities affiliated with Mr. Li Fu (“Mr. Fu”), Chairman and Co-CEO of the Company, and Abax Capital Partners (Hong Kong) Limited (“Abax”).

As previously disclosed in the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) by the Company on October 19, 2012 (the “Definitive Proxy Statement”), twelve putative stockholder class action lawsuits were filed against the Company, members of our board of directors and officers in connection with the proposed transaction. Eight of these actions have been consolidated into a single action pending in the Eighth Judicial District Court of the State of Nevada in and for the County of Clark (the “Shareholder Litigation”) under the caption In re Fushi Copperweld, Inc. Shareholder Litigation. On August 23, 2012, the plaintiff in the Shareholder Litigation filed a Second Amended Stockholder Class Action Complaint (“SAC”), alleging that the board and officers breached their fiduciary duties in connection with the Merger Agreement and the events leading up to the execution of the Merger Agreement, and alleging that the Company and Abax aided and abetted those breaches.

On November 16, 2012, the plaintiffs in the Shareholder Litigation filed a motion for preliminary injunction (the “PI Motion”) seeking from the Court an order and decree to enjoin the Company and other defendants from soliciting proxy votes and conducting any meeting of stockholders of the Company to approve the Merger Agreement. A copy of the PI Motion is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Court has set a hearing date of December 6, 2012 with respect to the PI Motion. The Company has reviewed the PI Motion and believes it to be without merit. The Company intends to continue defending the litigation vigorously. Pursuant to an agreed upon schedule, the Company will file its opposition to the PI Motion with the Court on or about December 3, 2012.

With respect to the PI Motion, the Company notes the following:

Projected Financial Information. As previously disclosed in the Definitive Proxy Statement, the Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and is especially cautious of making financial forecasts because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of the buyer group’s proposal, the special committee of our board of directors (the “Special Committee”) and its advisors were provided with certain non-public financial forecasts that were prepared by Company management, which have been previously disclosed in the Definitive Proxy Statement. The Special Committee was aware that Mr. Fu, as a member of management, was involved in the preparation of such forecasts (including, without limitation, revenue and capital expenditure forecasts related to the Jiangsu facility reflected in the November 25, 2011 Projections) when it reviewed the forecasts, and took this information into account in reviewing and considering such forecasts.

As set forth in the Definitive Proxy Statement, the forecasts provided to the Special Committee cover the fiscal years 2011-2015. In the PI Motion, plaintiff requests disclosure of forecasts for fiscal year 2016. However, as of June 2012, the Company’s management had prepared with respect to 2016 only (i) forecasts for Copperweld Bimetallics, LLC, our US subsidiary and (ii) a schedule of expenses for our holding company (on an unconsolidated basis). These limited estimates, which are attached for reference as Exhibit 99.2 hereto, did not include the operations of our Chinese subsidiaries (which constitute the majority of our assets and sources of revenue). Such limited estimates were not provided to, or relied upon, by the Special Committee or by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) in the preparation of its financial analyses.

As previously disclosed, on November 23, 2011, the Special Committee instructed the Company’s management to revise its latest forecasts to more accurately reflect the potential upside of several planned growth initiatives that had been developed by management, including a $120 million investment in the Jiangsu facility over 2013 and 2014. We note that the Special Committee believed that making such revisions would provide the basis for the buyer group to increase their offer price, as the investment in Jiangsu would result in meaningfully higher revenue estimates for the Company beginning in 2014 and better reflect the Company’s growth potential. In fact, after such revisions were made, and the revised forecasts were provided to the buyer group’s financial advisor, the buyer group agreed to increase its offer price from $9.25 to $9.50 per share in December 2011.

BofA Merrill Lynch Fee. As previously disclosed in the Definitive Proxy Statement, BofA Merrill Lynch has acted as financial advisor to the Special Committee in connection with the Merger, and the Company has agreed to pay BofA Merrill Lynch for such services an aggregate fee of approximately $4.6 million, $250,000 of which was paid as a retainer fee, $1.25 million of which became payable upon the delivery of BofA Merrill Lynch’s opinion, and the remainder of which is contingent upon consummation of the Merger and based on percentage thresholds tied to the per share price of the Merger consideration. We note that this fee of $4.6 million was a result of the Special Committee’s amendment to the original agreement, following the negotiation of the final purchase price and the delivery of BofA Merrill Lynch’s financial analyses and fairness opinion, to adjust the per share price tied to the fee percentage thresholds. The Special Committee determined that such amendment was appropriate given, among other things, the amount of time required to complete the transaction, the difficult conditions in the industry in which the Company operates, the amount of senior-level attention that BofA Merrill Lynch had dedicated to the engagement, and the high quality of work performed by BofA Merrill Lynch professionals. The Special Committee also considered that the amendment of the aggregate fee payable to BofA Merrill Lynch would not impact the consideration to be paid to the unaffiliated stockholders in the Merger.

Discounted Cash Flow Analysis. As previously disclosed in the Definitive Proxy Statement, BofA Merrill Lynch performed discounted cash flow analyses of the Company to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that the Company was forecasted to generate based on the Company forecasts from the second quarter of 2012 through fiscal year 2015. BofA Merrill Lynch considered numerous variables, made various assumptions and performed a sensitivity analysis as part of its discounted cash flow analyses. As previously disclosed in the Definitive Proxy Statement, one of the variables considered by BofA Merrill Lynch was the amount of repatriation friction costs that the future cash flows and the terminal value of the Company might be subject to if the profits of the Company’s subsidiaries were repatriated to the Company. BofA Merrill Lynch considered a range of repatriation friction cost scenarios from 0%, 9% and 35%, as part of its sensitivity analyses in connection with its analysis of the $9.50 per share merger consideration. To understand the future value of the Company, BofA Merrill Lynch believes it is appropriate to consider various assumptions to understand how such assumptions would impact value; repatriation friction costs are just one of such assumptions. Furthermore, as clearly disclosed in the Definitive Proxy Statement, the preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the various analyses summarized in the Definitive Proxy Statement must be considered as a whole.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Plaintiff’s Motion for Preliminary Injunction dated November 16, 2012
99.2	2016 Estimates

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: November 28, 2012	By:	/s/ Craig H. Studwell
	Name:	Craig H. Studwell
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Plaintiff’s Motion for Preliminary Injunction dated November 16, 2012
99.2	2016 Estimates